Exhibit 10.25

Employment Agreement

between

Epirus Biopharmaceuticals (Switzerland) GmbH.
General-Guisan-Strasse 6, 6303 Zug	"Employer"

and

Vincent Aurentz
[address redacted]	"Employee"

collectively, the "Parties"

and each individually, a "Party"

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Employment Agreement Epirus Biopharmaceuticals (Switzerland) GmbH / Vince Aurentz

The Parties hereby agree on the terms and conditions of the Employee's employment and certain other matters as follows ("Agreement"):

1.	Commencement of Employment

The employment shall commence on November 9, 2015 ("Commencement Date"), either as (i) an employee subject to the Employee obtaining a valid Swiss work certificate and a residence permit (a “Swiss Work Permit”), or (ii) as a consultant pending Employee’s receipt of a Swiss Work Permit.  If Employee commences work as a consultant, the parties will supplement this Employment Agreement with a customary consultancy agreement, consistent in all material ways with this Agreement, until such time as Employee receives his Swiss Work Permit.

2.	Position, Place of Work

The Employee shall be appointed and employed by the Employer as of the Commencement Date, in a position as Chief Business Officer (CBO). The Employee shall report to the CEO. At all times during the term of this Agreement the Employee shall perform those duties and exercise such powers which are from time to time assigned to or vested in the Employee by the Board of Directors or the CEO, or that are listed in the relevant work description or in internal regulations of the Employer.

During a maximum of 120 days per annum, the Employee's place of work shall be at the Employer's offices or such other premises as the Employer may use from time to time. The Employee's place of work for the remaining time of the year shall be at various locations abroad, namely also at the company headquarters in the US. The Employee's duties therefore require the Employee to regularly travel on business for the Employer to other locations both in Switzerland and abroad, such travel may include, where reasonably required, weekends and public holidays.

3.	Remuneration

The base salary shall be CHF 320'000 gross p.a. (pro rata), payable in 12 equal monthly installments one month in arrears on or around the last calendar day in the respective month ("Base Salary"). The Base Salary shall be the remuneration for regular working time, overtime (Überstunden), excess-overtime (Überzeit), and any other service rendered by the Employee for the Employer.

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Employment Agreement Epirus Biopharmaceuticals (Switzerland) GmbH / Vince Aurentz

The Employee shall be entitled to participate in the Employer's bonus program, subject to the terms and conditions of such bonus program as communicated by Employer from time to time. The Employee acknowledges and agrees that the Employer may unilaterally amend or change the bonus program from time to time or discontinue a bonus program at any time. Any bonus payment shall be paid-out at such times as such payments are customarily made by the Employer. Provided that the goals set by Employer were reached and, furthermore, that Executive's employment has not been terminated at the time of payment (in which case a pro rata payment shall be made). The target amount of such bonus shall be up to 35% of current annual salary based on performance measured against personal and corporate objectives as defined within the company performance management plan.  Additionally, the bonus regulation as in force from time to time shall be applicable. Such payments represent special payments as provided for in Art. 322d of the Swiss Code of Obligations ("CO").

The Employee will be granted a one-time sign-on bonus in a CHF amount equal to USD 50'000, payable together with the first monthly installment of the Base Salary and at the currency exchange rate used by the Employer's bank institute at the time the transfer is being arranged. Should you resign your employment at any time through the twelve 12-month period following your employment start date, you will be obligated to repay the Company the full amount of the Sign-On Bonus paid to you by the Company.

Upon the Commencement Date, if on a Monday (or on the initial Monday following the Commencement Date otherwise) (the "Incentive Effective Date"), the Employee shall be granted options to purchase 177'000 shares of Epirus Biopharmaceuticals, Inc.'s common stock, with a standard 4-year vesting period, at a purchase price equal to the fair market value of one share of common stock, calculated as the closing price as of the Incentive Effective Date.

Unless otherwise expressly agreed upon in writing, the payment of any other gratuities, bonuses, profit shares, premiums or other extra payments shall be on a voluntary basis, subject to the provision that even repeated payments without the explicit repetition of such reservation shall not create any claim for the Employee, either in respect to their cause or their amount, either for the past or for the future.

The Employer shall deduct from the Base Salary and any bonus payment tax, the social security charges and other charges due under applicable law and the pension plan of the Employer.

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Employment Agreement Epirus Biopharmaceuticals (Switzerland) GmbH / Vince Aurentz

4.	Expenses

Other expenses such as air travel and hotel accommodation costs shall be reimbursed by the Employer, against lawful invoices, provided that they were reasonably incurred by the Employee when promoting the business of the Employer and in performing services hereunder and are accounted in accordance with the policies and procedures established by the Employer from time to time.

5.	Medical Allowance

The Employee shall be granted a monthly medical allowance in the amount of CHF 600, payable together with each monthly installment of the Base Salary. The Employer shall deduct tax, social security charges and other charges due under applicable law and the pension plan of the Employer.

6.	Corporate Apartment

The Employer will provide the Employee with the use of a business apartment in Zug. The Employee acknowledges and agrees that he shall be fully responsible for any tax, social security charges and other charges due under applicable law resulting from the benefit under this section.

7.	Taxes

7.1	Tax Advisory Services

Against lawful receipts, the Employer shall reimburse the Employee costs for tax advisory services necessary for the preparation of the Employee's Swiss and USA tax returns. The Employee acknowledges and agrees that he shall be fully responsible for any tax, social security charges and other charges due under applicable law resulting from the benefit under this section.

7.2	Tax Liability

The Employer grants the Employee an annual true-up of the Swiss tax liability to the extent required based on a tax analysis.

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Employment Agreement Epirus Biopharmaceuticals (Switzerland) GmbH / Vince Aurentz

8.	Hours of Work

The hours of work are such as may be required for the proper performance of the Employee's duties without any additional remuneration nor the grant of extra time off or other compensation.

9.	Employee's General Obligations

The Employee shall faithfully and diligently perform his tasks, in compliance with the instructions given to him by the Board of Directors.

The Employee shall devote his full working time to the Employer and shall not undertake other professional activities, whether paid or unpaid, and/or accept other employments, positions, or any new corporate function (e.g. board membership) except for the two Boards the Employee currently serves { HemoShear Therapeutics and Dovetail Integrated  Systems, during the term of this Agreement without the prior written approval of the CEO/Board of Directors,

10.	Incapacity

Should the Employee be incapacitated due to illness, accident or the like to perform his duties required under this Agreement, the Employee shall notify the Employer immediately and shall provide a medical certificate evidencing such incapacity. The Employer reserves the right to require the Employee, at any time, to undergo a medical examination conducted by the Employer's medical doctor, at the Employer's expense, and to provide a medical certificate. The Employee hereby authorizes such medical doctor to disclose and discuss with the Employer the results of its examination relating to the Employee's incapacity to work.

11.	Holidays

The Employee shall be entitled to 20 days of paid holiday p.a. (pro rata) in addition to the public holidays as applicable in the jurisdiction of the registered place of incorporation of the Employer.

Holidays shall be taken at times agreed with the Employer. The Employee shall give sufficient notice of intention to take holidays to his superior.

12.	Term and Termination, Probation Period

This Agreement shall run for an indefinite period of time. It may be terminated by either Party giving two (2) months prior written notice, such notice being effective as per the relevant date

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of the expiry of the notice period (and, for the avoidance of doubt, not as per the end of the month following the expiry of the notice period).

The first two  (2)  weeks after the Commencement Date qualify as probation period (in accordance with Article 335b Swiss Code of Obligations) during which this Agreement may be terminated anytime upon 1  day notice.

13.	Confidentiality

As used herein, "Confidential Information" shall include, but not be limited to, all technical, business and trade information of the Employer and/or any of its subsidiary, sister, and parent companies and affiliates (collectively, the "Group"), and of any third party, which is of a confidential, trade secret and/or proprietary character and which is either developed by the Employee (alone or with others) or to which the Employee has had access during his employment hereunder.

The Employee shall be prohibited at any time during the continuance of his employment hereunder or at any time thereafter to directly or indirectly disseminate, disclose, and/or use for his own purposes or for any purposes other than those of the Employer, or through any failure to exercise due care and diligence cause any unauthorized disclosure of, Confidential Information, except (i) as may be required by law, (ii) in the proper performance of the Employee's duties or (iii) as authorized in writing by the Employer.

Upon termination of his employment hereunder (for whatever reason) and at any other time at the Employer's request the Employee shall, without retaining any copies or other record thereof, deliver to the Employer or any person the Employer may nominate each and every document and all other material of whatever nature in the possession or under the control of the Employee containing or relating directly or indirectly to any Confidential Information.

The confidentiality undertaking set forth in this Section 13 shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Employee.

Employee shall not, during his/her employment with the Employer or at any time thereafter, use or disclose to the Employer any confidential, trade secret, or other proprietary information or material of any previous employer or other person, and Employee shall not bring onto the Employer’s premises any unpublished document (or derivation thereof) or any other property belonging to any former employer without the prior written consent of that former employer.

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14.	Intellectual Property

All intellectual property, including inventions and designs, and other proprietary work effort which the Employee either alone or in conjunction with others invents, conceives, makes or produces while employed by the Employer (whether during working hours or not) and which directly or indirectly:

(i)	relate to matters within the scope of the Employee's duties or field of responsibility; or

(ii)	are based on the Employee's knowledge of the actual or anticipated business or interests of the Employer or any of the Group companies; or

(iii)	are aided by the use of time, materials, facilities or information of the Employer or any of the Group companies and all legal rights therein shall be the sole and exclusive property of the Employer.

The Employee shall communicate promptly and confidentially in writing to those persons authorised for the purpose by the Board of Directors and to no other persons all such inventions, designs and work effort of a proprietary nature.

The Employer shall inform the Employee in writing within six months upon receipt of the Employee's notice pursuant to the above section  whether it wishes to acquire the rights to such invention, design, or proprietary work effort or whether such invention, design or proprietary work effort will be released to the Employee.

The Employee shall execute and perform at the expense of the Employer both during the continuance of his employment hereunder and at all times thereafter all such applications, assignments, documents, acts and things as may reasonably be required by the Employer for the purpose of obtaining and enforcing in such countries as the Employer may direct all necessary legal protection in respect of inventions, designs and other proprietary work effort owned by the Employer and for vesting the same in the Employer or as the Employer may direct.

15.	Data Protection, Communication Infrastructure

With the execution of this Agreement, the Employee consents that the Employer may store, transfer, change and delete all personal data in connection with this employment relationship. In particular, the Employee consents to the transfer of personal data concerning the Employee by the Employer to an affiliated company of the Employer outside Switzerland also in case such affiliated company of the Employer should not be subject to data protection rules similar to the ones applicable in Switzerland.

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The Employee shall comply with the Employer's policies and instructions regarding the use of the Employer's telephones and telefax, computers, e-mail system, internet services and software programmes ("Communication Infrastructure"). The Employee shall at all times refrain from using the Communication Infrastructure for any excessively private or any inappropriate or illegal purpose. The Employee acknowledges and agrees that all activities on the Communication Infrastructure are automatically saved, and that the Employer has complete access to, and may, in order to verify compliance with the Employer's policies and instructions, monitor at any time the Employee's usage of the Communication Infrastructure, including but not limited to the review of all material and e-mail correspondence and the Employees' internet usage that is saved on or performed via the Communication Infrastructure.

16.	Non-Competition, Non-Solicitation

Employee shall not without the prior written approval of the Employer during or for a period of 12 months after the end of this agreement, directly or indirectly, for himself or for others, for any kind of remuneration or not, in any form or by any means be employed in a  business unit,  take a position, or perform duties directly involved in activities in the field of biosimilar monoclonal antibodies and IgG fusion proteins that are comparable to or compete with development or commercial stage products of the Group. The previous sentence also applies to activities on areas where Employer after the signing of this agreement has become active and in all those countries where the group conducts business at the time of the termination of this Agreement or twelve months prior to such termination date.  For purposes of clarification, it shall not be a violation of this Paragraph 16 for the Employee to work in a unit, affiliate or division of any company that is engaged in the field of biosimilars (or other competing areas) if the unit, affiliate or division of such company in which the Employee will be engaged does not compete with the Employer.

The Employee shall not, for as long as he remains an employee of the Employer and during a period of one year from the taking effect of the termination of this Agreement (i) solicit, induce or attempt to induce any person who is an employee of the Group to leave the Group or to engage in any business that competes with the Employer or related companies; (ii) knowingly hire or assist in the hiring of any person who is an employee of the Employer to work for any business that competes with the Employer, or (iii) solicit, induce or attempt to induce any person or company that is a customer of the Employer to discontinue or modify its customer relationship with the Employer.

17.	Liquidated Damages

If Employee is found by a final judgment of a court of competent jurisdiction to have violated the covenants set forth in Sections 13 and/or 16, the Employee shall be liable to the Employer

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in the amount of CHF 100,000 as liquidated damages (Konventionalstrafe). The payment of this sum shall not operate as a waiver of the above obligations. The Employer shall, in addition to all other damages, be entitled to obtain a court's order for specific performance, as well as adequate injunctive relief or any other adequate judicial measure, to immediately stop such violation.

18.	General Provisions

This Agreement constitutes the entire agreement and understanding among the Parties with respect to the employment of the Employee with the Employer, and shall supersede all prior oral and written agreements or understandings of the Parties relating hereto. Any representation or statement (in whatever form) made to the Employee in connection with the Employee's employment not incorporated in this Agreement or in the Employers policies, rules, and/or regulations adopted from time to time shall not be valid and have no effect.

This Agreement may only be modified or amended by a document signed by the Parties. Any provision contained in this Agreement may only be waived by a document signed by the Party waiving such provision. No waiver of any violation or non-performance of this Agreement in one instance shall be deemed to be a waiver of any violation or non-performance in any other instance. All waivers must be in writing.

If any provision of this Agreement is found by any competent authority to be void, in-valid or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force. In this event, the Agreement shall be construed, and, if necessary, amended in a way to give effect to, or to approximate, or to achieve a result which is as close as legally possible to the result intended by the provision hereof determined to be void, illegal or unenforceable.

The Employer shall manage and organize the application for the necessary work and residence permits for the Employee; whereby the Employer does not represent or warrant the receipt or a specific time of receipt, if any, of such permits.

19.	Governing Law and Jurisdiction

(a)	This Agreement, including the jurisdiction clause, shall be governed by, interpreted and construed in accordance with the substantive laws of Switzerland.

(b)	Exclusive jurisdiction for all disputes arising out of or in connection with this Agreement shall be with the ordinary courts at the registered place of incorporation of the Employer.

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Employment Agreement Epirus Biopharmaceuticals (Switzerland) GmbH / Vince Aurentz

Boston, MA 12/1/15	Boston, MA 12/1/15
Place, Date	Place, Date

Epirus Biopharmaceutical (Switzerland) GmbH	Vincent Aurentz

/s/ Jeffrey Kagy	/s/ Vincent Aurentz
Jeffrey Kagy; Vice President

/s/ Robert Ticktin
Robert Ticktin; General Counsel